Exhibit 99.1

September 21, 2020

Stellus Capital Investment Corporation Amends and Extends Its Revolving Credit Facility

HOUSTON— September 21, 2020 (PR NEWSWIRE) — Stellus Capital Investment Corporation (the “Company”) (NYSE: SCM) announced today that on September 18, 2020 it entered into an amendment and extension of its $230 million Senior Secured Revolving Credit Agreement (the “Facility”). The Company extended the commitment termination date of the Facility to September 18, 2024 with a final maturity of September 18, 2025, and amended certain covenants and conditions of the Facility, including a reduction in the required asset coverage. The Facility was led by Zions Bancorporation, N.A. dba Amegy Bank, and includes a total of 10 bank participants. Pricing and advance rates remain unchanged on the Facility, with the exception of the addition of a LIBOR floor of 0.25%.

“We are pleased to report the amendment and extension of our $230 million bank credit facility to September of 2025. We appreciate the support of our bank group, led by Amegy Bank, throughout the COVID-19 period and in obtaining this long-term extension,” said Robert T. Ladd, Chief Executive Officer of Stellus Capital Investment Corporation.

About Stellus Capital Investment Corporation

The Company is an externally-managed, closed-end, non-diversified investment management company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation by investing primarily in private middle-market companies (typically those with $5.0 million to $50.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization)) through first lien, second lien, unitranche and mezzanine debt financing, and corresponding equity investments. The Company’s investment activities are managed by its investment adviser, Stellus Capital Management. To learn more about Stellus Capital Investment Corporation, visit www.stelluscapital.com under the “Public Investors” link.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements” which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission including the final prospectus that will be filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stellus Capital Investment Corporation

W. Todd Huskinson, (713) 292-5414

Chief Financial Officer

thuskinson@stelluscapital.com